 EX‑35.1

(logo) Wells Fargo	Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2015, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as General Master Servicer, CWCAPITAL ASSET MANAGEMENT LLC, as General Special Servicer, NATIONAL COOPERATIVE BANK, N.A., as NCB Master Servicer, NATIONAL COOPERATIVE BANK, N.A, as NCB Special Servicer, PENTALPHA SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2015-C30 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the General Master Servicer during the period from August 1, 2015 through December 31, 2015 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the General Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 4th day of March 2016.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.